SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                       Date of Report:  June 18, 1998



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated June 16, 1998:

           MEDIMMUNE BUYS OUT CERTAIN SYNAGIS ROYALTY OBLIGATIONS
              -- Up-front payment would improve future margins

Gaithersburg, MD, June 16, 1998 -- MedImmune, Inc. (Nasdaq:MEDI) today reported it has expended $10.25 million to secure paid-up licenses for certain intellectual property rights for buy down royalty obligations owed to certain third parties on domestic and international sales of Synagis (palivizumab; previously identified as MEDI-493). This up-front payment would improve future in order to improve its product gross margins if and when Synagis is approved for marketing by the FDA because the Company will no longer owe royalty payments for this intellectual property.. Synagis has been evaluated for its safety and efficacy in preventing serious respiratory syncytial virus (RSV) disease in high-risk infants and a Biologic License Application (BLA) submitted by the Company in December, 1997 is currently under review by the United States Food & Drug Administration. RSV is the most common cause of pneumonia and bronchiolitis in infants and children.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has five new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect MedImmune's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in MedImmune's filings with the U.S. Securities and Exchange Commission. No assurance can be given that marketing approval of Synagis will be obtained. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.



(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            June 18, 1998